                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CLAYTON WILLIAMS ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          CLAYTON WILLIAMS ENERGY, INC.
                           Six Desta Drive, Suite 6500
                              Midland, Texas 79705



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 24, 2000

-------------------------------------------------------------------------------


To Our Stockholders:

The Annual Meeting of Stockholders of Clayton Williams Energy, Inc., a Delaware corporation, will be held at the Midland Country Club, 6101 N. Highway 349, Midland, Texas, on Wednesday, May 24, 2000, at 10:00 A.M., local time, for the following purposes:

        1. To elect two directors for a term of three years in accordance with the Certificate of Incorporation of the Company.

        2. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 31, 2000, are entitled to notice of and to vote at the meeting or any adjournments thereof.



Midland, Texas                                         By Order of the Board
April 17, 2000                                         Mel G. Riggs
                                                       Secretary

-------------------------------------------------------------------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                          CLAYTON WILLIAMS ENERGY, INC.
                           Six Desta Drive, Suite 6500
                              Midland, Texas 79705


                                 PROXY STATEMENT

         This proxy statement and related proxy are being mailed to stockholders of Clayton Williams Energy, Inc. (the "Company") on or about April 17, 2000, in connection with the solicitation by the Company of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Midland Country Club, 6101 N. Highway 349, Midland, Texas, on Wednesday, May 24, 2000, at 10:00 A.M., local time, and at all adjournments thereof.

         Any person giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking the proxy, by delivering a properly executed proxy of a later date or attending the meeting and voting in person. The Company will bear the costs of this solicitation of proxies. The Company may also reimburse persons holding stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The solicitation is being made by mail and may also be made by telephone or by telegraph by officers, directors and regular employees of the Company, who will receive no additional compensation therefore. Total expenses of the solicitation are expected to be nominal.

         Stockholders of record at the close of business on March 31, 2000, are entitled to notice of and to vote at the meeting. At the close of business on such date, the Company had 9,177,999 shares of Common Stock $.10 par value per share (the "Common Stock") outstanding, each share being entitled to one vote. Shares held by the Company's 401(k) Plan & Trust will be voted by the Plan Trustee, as provided by the Plan.

         Properly executed proxies will be voted in accordance therewith, or if no direction is indicated thereon, (i) in favor of the nominees for director named herein and (ii) in the discretion of the persons appointed as proxies upon any other business that may properly come before the meeting or any adjournment thereof. With respect to the election of directors, a stockholder may, by properly completing the enclosed proxy, vote in favor of all nominees or withhold his or her votes as to all nominees or as to specific nominees. Directors will be elected by the affirmative vote of a plurality of the shares represented at the meeting in person or by proxy and entitled to vote on the election of directors. The Company's Certificate of Incorporation prohibits cumulative voting in the election of directors. All other matters properly coming before the meeting will be decided by the affirmative vote of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on such matters, except as otherwise required by law or by the Company's Certificate of Incorporation or bylaws.

         The votes will be counted by one or more inspectors appointed by the Board of Directors, who will determine, among other things, the number of votes necessary for the stockholders to take action in accordance with the foregoing requirements and the votes withheld or cast for and against each matter. All properly executed proxies and ballots, regardless of the nature of vote or the absence of a vote indication (but not including broker non-votes), are counted in determining the number of shares represented at the meeting. Neither broker non-votes nor abstentions are counted as affirmative votes, in whole or in part.

PROPOSAL NO. 1                                ELECTION OF TWO DIRECTORS

         The Board of Directors is composed of three classes of members. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy to vote to elect Stanley S. Beard and Mel G. Riggs as directors for three-year terms. Each of the nominees has consented to being named in the Proxy Statement and to serve, if elected, but if, for any unforeseen cause, either of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy.

         With respect to the nominees for election, and directors continuing in office, information regarding age, positions with the Company or other principal occupations for the past five years, other directorships and the year each was initially elected a director of the Company is as follows (there are no family relationships among the following named persons):

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERM EXPIRING IN 2003

STANLEY S. BEARD, age 59, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Beard has served as a director since September 1991. Mr. Beard has been an independent oil and gas operator for over twenty years, a consultant to Mr. Williams periodically since 1968 and involved in real estate development for the past 13 years.

MEL G. RIGGS, age 45, is Senior Vice President and Chief Financial Officer of the Company, having served in such capacities since September 1991. Mr. Riggs has served as a Director of the Company since May 1994.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING IN 2001

CLAYTON W. WILLIAMS, age 68, is Chairman of the Board, President, Chief Executive Officer and a Director of the Company, having served in such capacities since September 1991. For more than fifteen years, Mr. Williams has been the chief executive officer and director of (i) certain companies previously controlled by Mr. Williams which were consolidated into the Company in May, 1993 in connection with the Company's initial public offering (the "Williams Companies"); and (ii) certain entities other than the Williams Companies which are controlled directly or indirectly by Mr. Williams (the "Williams Entities").

L. PAUL LATHAM, age 48, is Executive Vice President, Chief Operating Officer and a Director of the Company, having served in such capacities since September 1991. Mr. Latham also serves in various capacities with certain of the Williams Entities.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING IN 2002

WILLIAM P. CLEMENTS, age 83, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Clements was elected a director in October 1991. Mr. Clements is a former Governor of the State of Texas, having served two terms in such office from 1979 to 1983 and from 1987 to 1991 and has been engaged in private investments for more than the past five years.

ROBERT L. PARKER, age 76, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Parker was elected a director of the Company in October 1991. Mr. Parker is Chairman of the Board of Parker Drilling Company, a publicly owned corporation providing contract drilling services, having served in such capacity for more than the past five years. He also serves as a director of Bank of Oklahoma Financial Corp. and Norwest Bank Texas, Kerrville, N.A.

JERRY F. GRONER, age 37, is Vice President of Land and Lease Administration of the Company, having served in such capacity since 1994. Mr. Groner has served as a Director of the Company since his appointment by the Board in August 1999.

                    INFORMATION CONCERNING SECURITY OWNERSHIP

         Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 2000, by (i) each person who is the beneficial owner of 5 percent or more of the outstanding Common Stock (based upon copies of all Schedule 13Gs and 13Ds provided to the Company), (ii) each director of the Company and each nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all officers and directors of the Company as a group. Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table and the sharing of voting or dispositive power is described in the referenced footnote. The total number of shares of Common Stock of the Company listed below for directors and executive officers as a group eliminates such duplication. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed opposite each of their names.

                                                     Amount and Nature of                         Percent
   Name                                              Beneficial Ownership                        of Class
----------------------                      ------------------------------------        ---------------------------
Clayton Williams Partnership, Ltd. (1)                        3,972,009                            43.3%
CWPLCO, Inc. (1)                                              3,972,009                            43.3%
Clayton W. Williams (1)                                       4,685,405(2)                         49.9%

State Street Research & Management Co.                          749,647(3)                          8.2%
One Financial Center, 30th Floor
Boston, MA 02111-2690

Dimensional Fund Advisors Inc.                                  534,600(4)                          5.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

L. Paul Latham                                                   11,483(5)                          *
Mel G. Riggs                                                      8,500(6)                          *
Stanley S. Beard                                                 16,401(7)                          *
William P. Clements                                              44,032(7)                          *
Robert L. Parker                                                 21,217(7)                          *
Jerry F. Groner                                                  50,500(8)                          *
All officers and directors as a group (10 persons)            4,889,086(9)                         52.1%

         ----------------
   *     Less than 1 percent of the shares outstanding.

   (1) The mailing address of Clayton Williams Partnership, Ltd., CWPLCO, Inc. and Mr. Williams is Six Desta Drive, Suite 3000, Midland, Texas
         79705. Clayton Williams Partnership, Ltd. and CWPLCO, Inc. are referred to collectively herein as the "Affiliated Holders". CWPLCO, Inc. is the sole general partner of Clayton Williams Partnership, Ltd. Mr. Williams shares voting and investment power with respect to the shares owned by the Affiliated Holders.

   (2) Includes (a) an aggregate of 3,972,009 shares owned by the Affiliated Holders beneficially owned by Mr. Williams due to Mr. Williams' control of the Affiliated Holders, (b) 11,044 shares owned by Mr. Williams' spouse, (c) 588 shares owned by a trust of which Mrs. Williams is the trustee, (d) 418,025 shares owned directly by Mr. Williams (including approximately 11,524 shares held in the Company's 401(k) Plan & Trust over which Mr. Williams exercises investment control), (e) 26,310 shares owned by three of Mr. Williams' children, (f) 49,179 shares in trusts of which Mr. Williams is the Trustee and (g) the right to acquire beneficial ownership through presently exercisable options to purchase 208,250 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

   (3) Represents shares owned by clients of State Street Research & Management Co. State Street Research & Management Co. disclaims beneficial ownership of all such shares.

   (4) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over these shares. The Portfolios own all 534,600 shares, and Dimensional disclaims beneficial ownership of such shares.

   (5) Includes (a) 1,183 shares held in the Company's 401(k) Plan & Trust over which Mr. Latham exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 9,300 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

   (6) Includes (a) 1,118 shares held in the Company's 401(k) Plan & Trust over which Mr. Riggs exercises investment control, (b) 1,382 shares over which Mr. Riggs exercises control under a Power of Attorney and
         (c) the right to acquire beneficial ownership through presently exercisable options to purchase 4,000 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

   (7) Includes the right to acquire beneficial ownership through presently exercisable options to purchase shares of Common Stock granted under the Outside Directors Stock Option Plan, as follows: Mr. Beard - 8,000 shares; Mr. Clements - 4,000 shares; and Mr. Parker - 8,000 shares. See "BOARD OF DIRECTORS AND COMMITTEES."

   (8) Includes (a) 2,039 shares held in the Company's 401(k) Plan & Trust over which Mr. Groner exercises investment control, (b) 44,025 shares owned by Mr. Groner's wife as her separate property, (c) 1,950 shares owned by Mr. Groner's children residing with him, and (d) the right to acquire beneficial ownership through presently exercisable options to purchase 1,825 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

   (9) Includes all rights of directors and executive officers to acquire beneficial ownership through presently exercisable options to purchase shares of Common Stock granted under the Outside Directors Stock Option Plan and the 1993 Stock Compensation Plan.

                        BOARD OF DIRECTORS AND COMMITTEES

         Compensation for non-employee directors consists of an annual retainer fee of $10,000 plus a $5,000 fee for each Board meeting attended and a $1,000 fee for attending a committee meeting held on a day other than the same day of a Board meeting. All three non-employee directors serve on one or more committees of the Board. As compensation for service on the Board, employee directors receive an annual fee of $5,000 plus a $2,500 fee for each Board meeting attended.

         The Company has adopted its Outside Directors Stock Option Plan in which only those directors who are not employed by the Company or any of its affiliates (collectively the "Outside Directors") are eligible to participate. A total of 86,300 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The plan provides that an option for 1,000 shares of Common Stock of the Company will be granted on January 1 of each calendar year to each Outside Director in office on that date. The plan further provides that (i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) no option may be exercisable more than ten years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. In the event that a participant in the plan ceases to be an Outside Director, other than by reason of death, such participant may exercise an outstanding option at any time within 90 days after such termination. In the event of the death of a participant to whom any option has been granted pursuant to the plan, such option may be exercised by the legatees of such participant or by his personal representatives or distributees at any time within one year after his death. Options granted under the plan are immediately exercisable and expire not later than ten years from date of grant. Messrs. Beard, Clements and Parker (who presently constitute all of the Outside Directors) each received options under the plan on January 1, 1999 and January 1, 2000, each option covering 1,000 shares, at option prices of $10.00 per share and $11.81 per share, respectively. Such options are currently exercisable and expire in January 2009 and January 2010, respectively.

         The Board of Directors has two committees. The Compensation Committee has certain responsibilities relating to compensation of officers and employee directors and is composed of Messrs. Beard, Clements and Parker, none of whom is an employee nor eligible for awards under the Company's Bonus Incentive Plan, the Executive Incentive Stock Compensation Plan or 1993 Stock Compensation Plan. The Compensation Committee met four times during 1999. The Compensation Committee administers awards under the Company's Bonus Incentive Plan, the Executive Incentive Stock Compensation Plan and 1993 Stock Compensation Plan, takes certain other actions relating to compensation matters and benefits plans and sets the salaries of all officers.

         The Audit Committee, composed of Messrs. Beard, Clements and Parker, met one time during 1999. The Committee recommended to the Board of Directors the selection of Arthur Andersen LLP as the Company's independent accountants; reviewed the annual financial statements and discussed them with the auditors and financial staff of the Company; reviewed the independence of the independent accountants conducting the audit; reviewed the services provided by the independent accountants; discussed with management and the auditors the Company's accounting system and related systems of internal control; and consulted as it deemed necessary with the independent accountants and the Company's internal financial staff.

         The Board of Directors held five meetings during 1999. All directors, except for Mr. Clements, attended more than 75 percent of the aggregate of all meetings of the Board of Directors and the committees on which they served during 1999.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

         The Company and the Williams Entities are parties to an agreement (the "Service Agreement") pursuant to which the Company furnishes services to, and receives services from, such entities. Under the Agreement, the Company provides legal, payroll, benefits administration, and financial and accounting services to the Williams Entities, as well as lease operating and technical services with respect to certain properties owned by the Williams Entities. The Williams Entities provide tax preparation services, tax planning services, and business entertainment to or for the benefit of the Company. To the extent that the Company has provided services to the Williams Entities at cost under the Service Agreement, the Company believes that the terms upon which it has provided such services may be less favorable than the terms the Company could have negotiated with unaffiliated third parties. Conversely, to the extent that the Company has received services from the Williams Entities at cost under the Service Agreement, the Company believes that the terms upon which such services were available to the Company may be more favorable than the terms the Company could have negotiated with unaffiliated third parties. During 1999, the Williams Entities paid the Company approximately $788,000, while the Company paid the Williams Entities approximately $259,000, both pursuant to the Service Agreement.

                             EXECUTIVE COMPENSATION

         The following table sets forth information with respect to the compensation of the Company's chief executive officer and each of the other three most highly compensated executive officers who received annual compensation in excess of $100,000 during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                               ----------------
                                                                                  SECURITIES
     NAME AND PRINCIPAL                            ANNUAL COMPENSATION            UNDERLYING          ALL OTHER
                                            --------------------------------       OPTIONS          COMPENSATION
          POSITION                YEAR       SALARY($)(1)       BONUS($)(2)       (#)(3)(4)            ($)(5)
---------------------------      ------     --------------     -------------   ----------------    --------------
Clayton W. Williams,              1999         $420,000           $36,250          150,000                   -
    Chairman of the Board,        1998         $450,000           $30,000                -              $5,209
      President and Chief         1997         $450,000           $27,500          150,000              $1,620
      Executive Officer (6)

L. Paul Latham, Executive         1999         $178,942           $50,000            9,850             $14,280
    Vice President and Chief      1998         $191,885           $22,500            3,850             $26,612
      Operating Officer           1997         $180,795           $45,338            6,000             $36,403

Mel G. Riggs, Senior Vice         1999         $134,622           $43,125            7,888                   -
    President and Chief           1998        $ 149,350           $21,250            2,888              $5,391
      Financial Officer           1997         $135,795           $37,753            5,000              $2,000

Jerry F. Groner, Vice             1999          $96,744           $64,800            8,207                   -
    President - Land and          1998         $103,193            $2,866            2,207              $3,060
      Lease Administration        1997         $103,193           $26,261            6,000              $1,032

------------------
(1) All of Mr. Williams' net salary for 1997, 1998 and 1999 was paid in the form of Common Stock in lieu of cash pursuant to the Company's Executive Incentive Stock Compensation Plan.

(2) Amounts shown in this column include directors fees for Messrs. Williams, Latham and Riggs of $15,000 each for 1997 and $17,500 each for 1998 and 1999. Amounts shown in this column for Mr. Groner include $10,304 in 1997 attributable to 644 shares of Common Stock awarded pursuant to the Company's Bonus Incentive Plan and $7,500 of directors fees in 1999. Bonuses paid to Mr. Groner in 1999 also include $50,000 of a $100,000 bonus granted in 1999, payable $50,000 in November 1999 and $50,000 in January 2000.

(3) All amounts shown represent the number of option shares granted under the Company's 1993 Stock Compensation Plan.

(4) Amounts shown in 1997 and 1999 include options granted in connection with repricing transactions.

(5) The amounts shown in this column with respect to Mr. Latham for 1997, 1998 and 1999 include $34,732, $21,298 and $14,280, respectively, of distributions made pursuant to two plans which were discontinued by the Williams Companies during 1991. Until such time, the Williams Companies assigned overriding royalty interests to certain employees to reward such employees with incentive compensation based on the results of drilling activities by the Williams Companies. Under this arrangement, the Williams Companies assigned overriding royalty interests in certain oil and gas leases to certain employees who were employed at the time of the execution of the lease. An individual employee's overriding royalty interest in a lease was determined in the discretion of the management of the Williams Companies. Employees receiving overriding royalty interests were entitled to receive revenues immediately upon the assignment thereof and such interests were not subject to forfeiture. The Williams Companies also granted selected employees working interests in certain of the oil and gas properties of the Williams Companies. Such working interests were deemed earned by and granted to such employees upon terms determined in the sole discretion of the management of the Williams Companies. The Company does not anticipate re-instituting either of the arrangements described above. All other amounts shown in this column relate to contributions made by the Company pursuant to the Company's 401(k) Plan & Trust.

(6) Mr. Williams beneficially owns, through the Affiliated Holders and other affiliates, 2,875,000 shares of restricted Common Stock with a value at December 31, 1999 of $33,960,938.


         The Company has no employment agreements with any of its executive officers. Although Messrs. Williams and Latham devote a majority of their time to the Company, both of them are engaged in other business activities. Mr. Williams devotes a portion of his time to certain Williams Entities. Mr. Latham is also employed by and devotes a portion of his time to the business of certain Williams Entities. Both Messrs. Williams and Latham receive compensation from the Williams Entities which compensation is not borne, directly or indirectly, by the Company and does not relate to any services provided to the Company.

         All options in the "Summary Compensation Table" have been granted pursuant to the Company's 1993 Stock Compensation Plan which provides for the grant of non-qualified options to officers, directors (other than Outside Directors), employees and advisors of the Company or a subsidiary of the Company. A total of 898,200 shares of Common Stock is authorized and reserved for issuance under the plan subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The Compensation Committee has the sole authority to interpret the plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the plan; provided that (i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) no option may be exercisable more than ten years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. No option is exercisable after an optionee terminates his relationship with the Company or a subsidiary of the Company, subject to the right of the Compensation Committee to extend the exercise period for not more than 90 days following the date of termination of an optionee's employment. If an optionee's employment is terminated by reason of disability, the Compensation Committee has the authority to extend the exercise period for not more than one year following the date of termination of the optionee's employment. If an optionee dies and has not fully exercised options granted under the plan, such options may be exercised in whole or in part within 90 days of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or a threatened change of control of the Company.

                TABLE OF AGGREGATED OPTION EXERCISES IN 1999 AND
                     OPTION VALUES AS OF DECEMBER 31, 1999

                                                                         NUMBER OF                  VALUE OF
                                                                        SECURITIES                UNEXERCISED
                                                                        UNDERLYING                IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS AT           OPTIONS AT
                                                                   DECEMBER 31, 1999(#)      DECEMBER 31, 1999($)
                             SHARES ACQUIRED         VALUE             EXERCISABLE/              EXERCISABLE/
         NAME                ON EXERCISE (#)      REALIZED ($)       UNEXERCISABLE(1)           UNEXERCISABLE
----------------------      -----------------     ------------    ----------------------     --------------------
   Clayton W. Williams            108,157           $728,159           199,500/109,750           $312,469/$396,859
   L. Paul Latham                   4,022           $ 22,720            6,725/12,425              $57,583/$84,226
   Mel G. Riggs                     4,000           $ 25,750             2,000/9,888              $17,125/$66,919
   Jerry F. Groner                 12,675           $115,622              0/10,032                  $0/$67,434

---------------------
(1) The value of In-the-Money options was computed at $11.8125 per share, which was the market price for the Common Stock on December 31, 1999.

                       TABLE OF TEN-YEAR OPTION REPRICINGS

                                                                                                        LENGTH OF
                                   NUMBER OF                                                             ORIGINAL
                                  SECURITIES                                                            OPTION TERM
                                  UNDERLYING      MARKET PRICE OF   EXERCISE PRICE                      REMAINING AT
                                   OPTIONS       STOCK AT TIME OF     AT TIME OF          NEW             DATE OF
                                  REPRICED OR      REPRICING OR      REPRICING OR       EXERCISE        REPRICING OR
       NAME             DATE       AMENDED(1)       AMENDMENT($)      AMENDMENT($)      PRICE ($)        AMENDMENT
-------------------    -------    -----------    ----------------   --------------      ---------       ------------
Clayton W. Williams    8-31-94       32,407           $ 7.25            $15.75           $ 7.25           6 years
                       11-8-95       32,407           $ 2.38            $ 7.25           $ 2.38           5 years
                       4-16-99      150,000           $ 5.50            $15.88           $ 5.50           8 years

L. Paul Latham         8-31-94       13,022           $ 7.25            $15.75           $ 7.25           6 years
                       11-8-95       13,022           $ 2.38            $ 7.25           $ 2.38           5 years
                       5-29-97        6,000           $13.25            $18.63           $14.00          10 years
                       4-16-99        6,000           $ 5.50            $14.00           $ 5.50           7 years
                       4-16-99        3,850           $ 5.50            $11.69           $ 5.50           8 years

Mel G. Riggs           8-31-94        9,605           $ 7.25            $15.75           $ 7.25           6 years
                       11-8-95        9,605           $ 2.38            $ 7.25           $ 2.38           5 years
                       5-29-97        5,000           $13.25            $18.63           $14.00          10 years
                       4-16-99        5,000           $ 5.50            $14.00           $ 5.50           7 years
                       4-16-99        2,888           $ 5.50            $11.69           $ 5.50           8 years

Jerry F. Groner        8-31-94        7,200           $ 7.25            $15.75           $ 7.25           6 years
                       11-8-95        7,200           $ 2.38            $ 7.25           $ 2.38           5 years
                       5-29-97        6,000           $13.25            $18.63           $14.00          10 years
                       4-16-99        6,000           $ 5.50            $14.00           $ 5.50           7 years
                       4-16-99        2,207           $ 5.50            $11.69           $ 5.50           8 years

-------------------
(1) The repricings shown for 1994 and 1995 represent the repricing of options which were originally granted in 1993, and the repricings shown for 1997 represent the repricing of options which were granted earlier in 1997.


         In April 1999, the Compensation Committee authorized a repricing of previously granted stock options held by all officers and employees of the Company which were not in-the-money, except for options to purchase 200,000 shares held by Mr. Williams at a price of $15.75. All such options were originally granted in 1997 and 1998. See "REPORT OF COMPENSATION COMMITTEE."

                      REPORT OF THE COMPENSATION COMMITTEE

GENERAL

         The Compensation Committee consists of Messrs. Beard, Clements and Parker, all of whom are non-employee directors. The Committee establishes the salaries of all corporate officers and administers the Company's incentive compensation plans other than the Outside Directors Stock Option Plan. The Committee also reviews with the Board of Directors its recommendations relating to the future direction of corporate compensation practices and benefit programs.

         The Compensation Committee has adopted a compensation policy which it believes to be a balance between fair and reasonable cash compensation and incentives linked to the Company's overall performance taking into consideration compensation of individuals with similar duties who are employed by the Company's peers. The policy takes into account the cyclical nature of the oil and gas business, which may result in traditional performance standards being skewed due to erratic product prices. An analysis of the goals for the Company has resulted in a policy which places emphasis on increasing the Company's proved oil and gas reserves, coupled with maintaining an acceptable balance between the Company's overhead and profit margin. The Compensation Committee may award stock options and bonuses based upon the performance of the Company and efforts of individual officers.

LONG TERM COMPENSATION

         In April 1999, the Compensation Committee authorized a repricing of certain previously granted stock options issued pursuant to the 1993 Stock Compensation Plan to all officers and employees of the Company, except Mr. Williams (see "COMPENSATION OF CHIEF EXECUTIVE OFFICER"). All options with an exercise price greater than $5.50 per share (the market value of the Company's common stock on the date of repricing) were repriced at $5.50 per share. The previous grants of options were made for the purpose of rewarding exceptional service and to provide stock-based incentives to encourage continued employment of key personnel. As the price of the Company's stock fell during 1999 along with most other energy company stocks due primarily to the fall in crude oil prices, the Compensation Committee believed the higher exercise prices (i.e. $14.00 and $11.69) for the stock options no longer provided the desired incentives. No new stock options were granted to any officer during 1999.

SHORT TERM COMPENSATION

         Effective January 1, 1999, the Committee reduced all officers salaries ten percent (10%) per annum as a part of the efforts by the Company to reduce operating costs due to the impact of low commodity prices on the Company's financial condition. On August 30, 1999, the Committee restored the ten percent (10%) reductions in response to increased commodity prices, which were reflected in the earnings of the Company. Effective January 1, 2000, the Committee, upon the recommendation of management, increased the salary of all officers other than Mr. Williams in percentages ranging from five percent (5%) to eight percent (8%). In addition, the Committee awarded year-end cash bonuses to three officers for their efforts in maintaining the stability of the Company in a volatile year as well as the efforts to see that the Company's oil and gas reserves were increased during 1999. The Committee believes that such bonuses serve as both a reward for performance and an incentive for future extraordinary performance in anticipation of such recognition.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Effective January 1, 1999 due to reduced commodity prices, the Compensation Committee decided to lower Mr. Williams' salary 10% per annum. On August 30, 1999, the Committee restored the ten percent (10%) reduction in response to increased commodity prices, which were reflected in the Company's earnings. The Committee also decided that, consistent with the compensation strategy and policies of recent years, Mr. Williams' salary would continue to be paid in shares of Common Stock under the Company's Executive Incentive Stock Compensation Plan. The Committee believes that payment of Mr. Williams' salary in shares of Common Stock assists in aligning Mr. Williams' interests with those of the other stockholders, encouraging improvement of the market price of the Common Stock for the benefit of all the Company's stockholders.

         In April 1999, in connection with the repricing of options for all officers and employees of the Company, the Compensation Committee authorized a repricing of options covering 150,000 shares of stock previously granted to Mr. Williams at an exercise price of $15.88 per share. These options were repriced at $5.50 per share, which was the market value of the Company's common stock on the date of repricing. No new stock options were granted to Mr. Williams during 1999.

         The Compensation Committee believes it has developed an appropriate structure within which to reward and motivate its officers as they build value for the Company's stockholders.

                                Robert L. Parker
                               William P. Clements
                                Stanley S. Beard


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consisted of Messrs. Clements, Parker and Beard during 1999, none of whom has a relationship with the Company required to be disclosed under the rules of the Securities and Exchange Commission.

                COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

         Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the total return of the Nasdaq Stock Market's Market Index and a peer group for the period from December 31, 1994, to December 31, 1999. The peer group is composed of all the crude petroleum and natural gas companies with stock trading on the Nasdaq Stock Market's National Market System within SIC Code 1311, consisting of approximately 134 companies. The chart indicates the value, at the conclusion of each fiscal year from December 31, 1994 to December 31, 1999, of $100 invested at December 31, 1994 and assumes reinvestment of all dividends. The Company paid no dividends during this five-year period.

                     EDGAR REPRESENTATION PERFORMANCE GRAPH

                                                NASDAQ
                                                MARKET             PEER
               DATE            COMPANY           INDEX             GROUP
             --------         ---------        --------           -------
               12/94            100.00           100.00            100.00
               12/95             59.09           129.71            109.98
               12/96            315.91           161.18            146.24
               12/97            272.73           197.16            148.22
               12/98            181.82           278.08            118.73
               12/99            214.77           490.46            145.03

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to the rules and regulations promulgated under Section 16(a) of the Securities Exchange Act of 1934 during and with respect to the Company's last fiscal year and upon certain written representations received by the Company, the Company is not aware of any failure by a reporting person of the Company to timely file reports required under Section 16(a) other than the late filing of a Form 4 by Patrick C. Reesby.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Arthur Andersen LLP, who have been the Company's independent accountants since inception, have been selected by the Board of Directors, upon recommendation of the Audit Committee, to be its independent accountants for the current year. A representative of this firm will be present at the Annual Meeting of Stockholders. This representative will have an opportunity to make a statement if he desires to do so and will be available to respond to stockholder questions.

                        RECEIPT OF STOCKHOLDER PROPOSALS

         All stockholder proposals submitted for inclusion in the Company's proxy statement and form of proxy for the Annual Meeting of Stockholders of the Company to be held in 2001 must be received at the Company's principal executive offices, Six Desta Drive, Suite 6500, Midland, Texas 79705,
Attention: Mel G. Riggs, by December 14, 2000. Such proposals must also comply with the applicable regulations of the Securities and Exchange Commission. Notice to the Company of all other stockholder proposals (not submitted for inclusion in the Company's proxy statement and form of proxy) for the 2001 Annual Meeting will not be considered timely unless received at the Company's principal executive offices as set forth above on or before February 27, 2001.

                                 OTHER BUSINESS

         The Company knows of no other business to come before the meeting. If, however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

                          AVAILABILITY OF ANNUAL REPORT

         The Annual Report of the Company for the fiscal year ended December 31, 1999, which contains the Company's Form 10-K including financial statements, has been mailed to each stockholder of record on the above-referenced record date.

                                      By order of the Board of Directors,
                                      Mel G. Riggs
                                      Secretary


Dated: April 17, 2000

                        CLAYTON WILLIAMS ENERGY, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                           WEDNESDAY, MAY 24, 2000
                                  10:00 A.M.

                             MIDLAND COUNTRY CLUB
                               6101 N. HWY. 349
                                MIDLAND, TEXAS












--------------------------------------------------------------------------------

     CLAYTON WILLIAMS ENERGY, INC.
     SIX DESTA DRIVE, SUITE 6500
     MIDLAND, TEXAS 79705-9963                                        PROXY
     ----------------------------------------------------------------------

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 24, 2000.

     The undersigned hereby appoints L. Paul Latham and Mel G. Riggs, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of Clayton Williams Energy, Inc. (the "Company") which the undersigned is entitled to vote at the Meeting of Stockholders, to be held at the Midland Country Club, 6101 N. Hwy. 349, Midland, Texas on May 24, 2000 at 10:00 a.m., local time, and at any and all adjournments thereof.

     Should the undersigned be present and elect to vote at the Meeting or any adjournment thereof, and after notification to the Company's Corporate Secretary of the decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from the Company prior to the execution of this Proxy, of a Notice of the Meeting, and a Proxy Statement, both dated April 17, 2000, and a copy of the Company's 1999 Annual Report.



                             PLEASE ACT PROMPTLY
                   SIGN, DATE & MAIL YOUR PROXY CARD TODAY

                     SEE REVERSE FOR VOTING INSTRUCTIONS.

                              PLEASE DETACH HERE



             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. Election of directors:   01 Stanley S. Beard   02 Mel G. Riggs        / / Vote FOR           / / Vote WITHHELD
                                                                             all nominees           from all nominees
                                                                             (except as marked)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,  /                                                  /
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.) /                                                  /

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, IT WILL BE VOTED FOR THE DIRECTORS SHOWN ABOVE.
IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXY HOLDERS IN THEIR BEST JUDGMENT.
AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Address Change? Mark Box  / /
Indicate changes below:                                                  Date
                                                                              ---------------------------------------

                                                                         /                                                  /
                                                                         /                                                  /
                                                                         /                                                  /

                                                                         Signature(s) in Box
                                                                         Please sign exactly as your name appears on this
                                                                         proxy card. When signing as attorney, administrator,
                                                                         trustee or guardian, please give your full title. If
                                                                         shares are held jointly, each holder should sign.
